                 THE INTERNATIONAL BUSINESS COMPANIES ACT, 2000

              SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

                                       OF

                          ULTRAPETROL (BAHAMAS) LIMITED

1. The name of the company is ULTRAPETROL (BAHAMAS) LIMITED (the "Company").

2. The Registered Office of the Company shall be located at Ocean Centre,
Montagu Foreshore, East Bay Street, Nassau, New Providence, Bahamas, the postal address of which is P.O. Box SS-19804, Nassau, New Providence, Bahamas.

3. The Registered Agent of the Company shall be H&J Corporate Services Ltd.,
Ocean Centre, Montagu Foreshore, East Bay Street, Nassau, New Providence,
Bahamas, the postal address of which is P.O. Box SS-19804, Nassau, New
Providence, Bahamas.

4. (a) The purpose of the Company is to engage in any lawful act or activity for which companies may now or hereafter be organized under the International
Business Companies Act, 2000 (the "Act") or any successor law to the Act that is at any time in force in the Commonwealth of The Bahamas.

   (b) The Company shall have all such powers as are permitted by any law that is then currently in force in the Commonwealth of The Bahamas, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the purposes of the
Company.

   (c) The directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

   (d) Any mortgage or charge of the undertaking and property of the Company shall for the purposes of Section 80 of the Act be regarded as in the usual or regular course of the business carried on by the Company.

5. Shares in the Company shall be issued in the currency of the United States of
America.

6. The authorized capital of the Company is U.S.$1,000,000.00 consisting of one hundred million (100,000,000) shares of common stock with a par value of U.S.
$0.01 per share (the "Common Stock").

7. The Company may by Resolution of the Shareholders divide or combine the
Shares of the Common Stock, including issued Shares, of a class or series into a smaller or larger number of

shares of the same class or series provided that after such division or combination the aggregate par value of the new shares shall be equal to the aggregate par value of the original shares.

8. The Common Stock shall confer upon their holders the following rights and restrictions:

         (i) the right to receive notice of and attend and vote at any meeting of the shareholders of the Company with each share of Common Stock entitling the holder thereof to one (1) vote, except that each of Solimar Holdings Ltd.,
Inversiones Los Avellanos S.A. and Hazels (Bahamas) Investments Inc. (the "Named
Shareholders") shall be entitled to seven (7) votes for each share of Common
Stock held by it and that was initially acquired by a Named Shareholder prior to the completion of the Company's initial public offering, which right shall be personal and non-transferable unless to another Named Shareholder; provided, however, that a Named Shareholder shall only be entitled to seven (7) votes for each share of Common Stock held by it, in the case of (I) Los Avellanos and
Hazels, so long as each is (A) a wholly owned subsidiary of SIPSA S.A. or (B)
beneficially owned by a member of the Menendez Family Entities (as defined below), and (II) Solimar, so long as it is (A) a wholly-owned subsidiary of the
AIG-GE Capital Latin American Infrastructure Fund L.P. ("LAIF") or (B) in the
event of LAIF's dissolution, wholly-owned or controlled by an entity the sole purpose of which is to hold assets of LAIF for eventual liquidation, or (C) in the event of a distribution of LAIF's assets, not owned more than twenty-five percent (25%) by any one shareholder (each entity under (I) and (II) above, a
"Permitted Transferee" and collectively, the "Permitted Transferees");

         (ii) the right to such dividend as the directors shall declare for payment; and

         (iii) in the event of any liquidation, dissolution or winding up of the
Company, the net proceeds thereof will be distributed to all of the holders of the Common Stock of the Company pro rata to their respective percentage ownership of such Common Stock as of such liquidation, dissolution or winding
up.

         For the purposes of this Section 8:

         "Menendez Family Entities" shall mean any Person that is directly or indirectly Controlled or beneficially owned by any of Messrs. Felipe Menendez
Ross, Ricardo Menendez Ross and Julio Menendez Ross, or any descendant of such individuals, or the descendants of Isabel Menendez; and

         "Control" (including, with correlative meanings, the terms "controlled"
and "under common control with"), as applied to any person or entity, means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that person or entity whether through ownership of voting securities or by contract or otherwise.

9. The Company may exercise any of the powers granted under the Act without any of the limitations imposed thereby unless such limitations shall be otherwise expressly contained or set out in this Memorandum of Association or the Articles of Association of the Company.

10. Shares of Common Stock may only be issued as registered shares.

11. The liability of the shareholders of the Company is limited to the amount unpaid on the shares of capital stock of the Company held by them.

12. This Memorandum of Association was duly adopted in accordance with Section
18 of the Act and was authorized by the unanimous written consents of the Board of Directors and shareholders of the Company.